Exhibit 99.1

                                  PRESS RELEASE

Contact: Gunther Than
         President and CEO
         View Systems, Inc.
         (410) 646-3000

           VIEW SYSTEMS COMPLETES ACQUISITION OF MILESTONE TECHNOLOGY

         ENGLEWOOD, Colo., Mar 25, 2002 (BUSINESS WIRE) -- View Systems, Inc. (OTCBB: VYST) today announced that it has completed the acquisition of 100% of the outstanding stock of Milestone Technology, Inc. ("Milestone"), of Idaho Falls, Idaho.

         Previously, on December 16, 2001, View Systems announced that it had taken a minority ownership interest in Milestone, acquiring six percent of Milestone's common stock in exchange for 500,000 shares of View Systems. To complete the acquisition, View Systems issued to the shareholders of Milestone
3.3 million shares of View Systems restricted common stock in exchange for the remaining 94% of Milestone stock.

         Milestone Technologies is the premier developer of concealed weapons detection systems. Milestone's flagship product is the SecureScan 2000(TM), a walk-through detector that uses advanced magnetic technology to accurately pinpoint the location, size and numbers of concealed weapons, such as knives and guns, while "overlooking" personal artifacts such as coins, keys and belt buckles. Independent testing has demonstrated reduced passenger screening times of up to 50 percent and improved accuracy of follow-up searches.

         Under the terms of the acquisition, Mr. Paul Reep, President of Milestone, will continue to perform his role as head of the Milestone division and as a vice president of View Systems. Additionally, Mr. Reep will facilitate the integration of facial recognition, video surveillance, concealed weapons detection and other security products.

         Gunther Than, chief executive officer of View Systems, stated, "The acquisition of Milestone fits right into our strategy for growth. View Systems is first and foremost a company whose focus is providing technologically advanced solutions to help solve security problems, and that is also the core focus of Milestone's technology. Since the terrorist attacks of September 11, 2001, worldwide demand for improved weapons detection systems has skyrocketed. Further, many of the customers to whom we are marketing our current product line, such as schools, government facilities and even private businesses, are also looking at installing weapons detection systems, so it only makes sense that we are able to provide those types of products. We estimate first year's sales of SecureScan could be as many as 500 units."